Exhibit 99.(h)(18)

Merrill Lynch

Wealth Management®

Bank of America Corporation

Kera Scott-Byrd
Assistant Vice President

Merrill Lynch Wealth Management
1700 Merrill Lynch Drive
Pennington, NJ 08534
609-274-8177

September 6, 2013

Brittany Fahrenkrog

Tributary Capital Management

1620 Dodge St., Stop 1089

Omaha, NE 68197

Dear Ms. Fahrenkrog:

Enclosed please find copies of the fully executed Merrill Lynch Operations Agreement, Fund Services Agreement, Fee-Based Programs Supplemental Agreement, MFN Compensation Letter and No-Load Self-Directed Brokerage Service Platform Supplemental Agreement.  Please let me know if you have any further questions.

Sincerely,

/s/ Kera Scott-Byrd
Kera Scott-Byrd
Assistant Vice President

Merrill Lynch Wealth Management makes available products and services offered by Merrill Lynch, Pierce, Fenner & Smith Incorporated, a registered broker-dealer and member SIPC, and other subsidiaries of Bank of America Corporation.

Investment products:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

© 2012 Bank of America Corporation. All rights reserved.

AR95W1X5

Merrill Lynch

Wealth Management®

Bank of America Corporation

RE:  TRIBUTARY FUNDS FEE-BASED PROGRAMS SUPPLEMENTAL AGREEMENT

Ladies and Gentlemen:

You have expressed interest in Merrill Lynch, Pierce, Fenner & Smith Incorporated (“we”, “us” or “Merrill Lynch”) including a class of shares of the open-end investment companies (“mutual fund(s)”) listed on Schedule S-1 hereto, as amended from time to time in accordance with paragraph 9 hereunder (collectively, the “Funds” or individually, the “Fund”), in the Merrill Lynch fee-based programs listed on Schedule S-2 (collectively, the “Fee-Based Programs” or individually, the “Fee-Based Program”) on the following terms and intending to be legally bound:

1.               You agree to make available to our clients participating in the Fee-Based Programs a class of shares of the Funds without a contingent deferred sales charge and not subject to any Rule 12b-1 fees, or if no such class exists or it is otherwise agreed, a class offered to participants in fee-based programs generally (the “Eligible Shares”).  With respect to the Eligible Shares, you represent and warrant that each Fund has disclosed in its then current statutory prospectus, summary prospectus (as that term is defined in the Securities and Exchange Commission Rule 498)(referred to together herein as the “current prospectus”)   (a) that it allows purchases of Eligible Shares on a net asset value basis; and (b) if the initial or subsequent purchase minimum is in excess of $250, how clients participating in the Fee-Based Programs may purchase such shares.

2.               If, after the effective date of this Fee-Based Programs Supplemental Agreement (this “Agreement”), a Fund makes available to our clients participating in the Fee-Based Programs a less expensive share class (i.e., a share class without a deferred sales charge or with a lower or no asset-based sales charge or service fees), you agree to cause such Fund to take all steps necessary to provide for an in-kind exchange (i.e., the issuance of shares by a Fund solely in consideration of shares of such Fund surrendered by clients, which shares issued and surrendered represent an interest in the same portfolio of securities; and which have identical voting, dividend and liquidation rights, preferences and other terms and conditions except those differences that are allowable or required for multiple class companies under Rule 18f-3 of the Investment Company Act of 1940) and/or conversion of the Eligible Shares in which such clients are then invested; and we agree to provide all information and take such other actions as necessary, including providing the quantity and the net asset value of Eligible Shares held by our clients and appropriate notice, to facilitate such exchange and/or conversion.

3.              We understand and agree that we will not receive any discount, commission or other concession with respect to any Eligible Shares purchased by our clients participating in the Fee-Based Programs.  You agree that we are entitled to receive any service fees and/or distribution fees otherwise payable with respect to Eligible Shares to the extent provided from time to time in the applicable Fund’s then current prospectus.   It is understood and agreed by the parties hereto that in connection with the Fee-Based Programs, we are acting as agent for our clients’ transactions in Eligible Shares.

4.               You acknowledge your understanding that we charge our clients participating in the Fee-Based Programs an asset-based fee.

5.               We will not advertise, market or otherwise represent that the Funds may be purchased through Merrill Lynch without also clearly reflecting that our clients will be charged an asset-based fee on Eligible Shares held in an account(s) associated with Fee-Based Programs. In connection with explaining the fees and expenses of a Fee-Based Program, our representatives shall be entitled to describe to our clients or prospective clients the option of purchasing Eligible Shares through such Fee-Based Programs at “no-load” (to the extent allowable under NASD Rule 2830(d)(4)) or at “net asset value.”

6.               This Agreement supplements the Operations Agreement (or similar agreement) between you and us.  This Agreement shall not relieve you or us from any obligations either may have to the other under any other agreements (including, but not limited to, the Operations Agreement and the No-Load Fund Services Agreement) and all sales of Eligible Shares shall be subject to the terms of the Operations Agreement (except those terms expressly addressed herein).  In the case of any conflicts between the terms of this Agreement and the terms of the Operations or the No-Load Fund Services Agreement, this Agreement shall control only with respect to the subject matter hereof.

7.               We acknowledge that you are not endorsing, recommending or otherwise involved in providing any investment product, program or service of ours, including but not limited to the Fee-Based Programs, and that you are merely affording us the opportunity to make the Eligible Shares available to our clients as an investment option in the Fee-Based Programs. We acknowledge and agree that we are solely responsible for the Fee-Based Programs.  You agree not to make any representation about the Fee-Based Programs without our prior written consent.

8.               This Agreement is not exclusive and may be terminated by either party upon thirty (30) days’ prior written notice to the other party; provided, however, that it shall terminate automatically upon termination of the Operations Agreement.

9.              This Agreement may be amended only by a written instrument signed by both parties; provided, however, that we may amend this Agreement unilaterally, at any time and from time to time to: (a) add mutual funds to Schedule S-1 (as requested or approved by you) or remove mutual funds from Schedule S-1 (with notice to you), which amended Schedule S-1 shall be evidenced solely upon our or our affiliates’ books and records, and this Agreement shall be binding with respect to Eligible Shares of mutual funds added to Schedule S-1 upon the first purchase by a client of ours of any Eligible Shares of such additional Funds; and (b) add additional Fee-Based Programs to Schedule S-2 by notifying you of the name(s) of the additional Fee-Based Programs to which this Agreement shall apply.   Each of the Schedules referenced herein are incorporated by such reference into this Agreement and made a part hereof.

10.             Our failure or delay to enforce at any time any of the provisions of this Agreement, or to exercise any option which is herein provided, or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions of this Agreement.

11.            The validity of this Agreement, the construction and enforcement of its terms, and interpretation of the rights and duties of the parties shall be governed by the laws of the State of New York without giving effect to provisions relating to conflict of laws.

12.            This Agreement shall become effective as of the later of dates set forth below when executed by each of the parties hereto.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Peter D. Thatch
Peter D. Thatch
Managing Director, Managed Solutions Group - Third Party Platforms

Date	9/4/13

Agreed and accepted:

Firm Name:	NORTHERN LIGHTS DISTRIBUTORS, LLC

By:	/s/ Brian Nielsen

Print Name:	Brian Nielsen

Title:	CEO

Address:	17605 Wright Street
Omaha, NE 68130

Date:	August 22, 2013

SCHEDULE S-1

LIST OF PARTICIPATING FUNDS AND ELIGIBLE SHARES

July 2013

Fund Name	Share Class	Symbol	CUSIP
Tributary Short-Intermediate Bond Fund	Institutional Plus	FOSPX	89609H100

Tributary Income Fund	Institutional Plus	FOIPX	89609H209

Tributary Balanced Fund	Institutional Plus	FOBPX	89609H308

Tributary Large Cap Growth Fund	Institutional Plus	FOLPX	89609H506

Tributary Growth Opportunities Fund	Institutional Plus	FOGPX	89609H605

Tributary Small Company Fund	Institutional Plus	FOSBX	89609H704

SCHEDULE S-2

MERRILL LYNCH FEE-BASED PROGRAMS

July 2013

Merrill Lynch Consults® - Fee-based, discretionary investment advisory program.

Merrill Lynch Mutual Fund Advisor® (Merrill Lynch MFA®) – Fee-based, discretionary investment advisory program limited to mutual funds.

Merrill Lynch Personal Advisor -Fee-based, non-discretionary investment advisory program.

Merrill Lynch Personal Investment Advisory SM (Merrill Lynch PIA) Program – Fee-based, discretionary investment advisory program.

Merrill Lynch Unified Managed Account — Fee-based, investment advisory program with discretionary and non-discretionary services.

Merrill Edge Advisory Account Program — Fee-based, discretionary investment advisory program.

Merrill Lynch Investment Advisory Program — Fee-based, investment advisory program with discretionary and non-discretionary services.

Merrill Lynch

Wealth Management

Bank of America Corporation

RE:  NO-LOAD SELF-DIRECTED BROKERAGE SERVICE PLATFORM SUPPLEMENTAL AGREEMENT

Ladies and Gentlemen:

You have expressed interest in making the class or classes of shares of the open-end investment companies or series thereof (“mutual fund(s)”) listed on Schedule SD-1 hereto, as amended from time to time in accordance with paragraph 10 hereunder (collectively, the “Funds” or individually, the “Fund”), for which you are the distributor, available through the self-directed brokerage service platform(s) operated by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“we”, “us” or “Merrill Lynch”) and listed on Schedule SD-2 hereto (collectively, the “Platforms”) on the following terms and intending to be legally bound:

1.      Both of the parties hereto agree that this Supplemental Agreement (the “Agreement”) supplements the Operations Agreement (or similar agreement) (the “Primary Agreement”), between you and us.  Except as explicitly set forth herein, this Agreement shall not relieve you or us from any obligations either of us may have to the other under any other agreements (including, but not limited to the Primary Agreement) and all purchases of Eligible Shares shall be subject to the terms of the applicable Primary Agreement (except those terms expressly addressed herein).  In the case of any conflicts between the terms of this Agreement and the terms of any other agreement executed between us, this Agreement shall exclusively control with respect to the subject matter hereof.

2.       Pursuant to the terms of this Agreement, you agree to make available to our clients purchasing through the Platforms an agreed upon class of shares of the Funds without a front-end or contingent deferred sales charge offered for purchases through self-directed brokerage service platforms at net asset value (the “Eligible Shares”).  The Eligible Shares are set forth on Schedule SD-1.  With respect to the Eligible Shares, you represent and warrant that each Fund has disclosed in its then current statutory prospectus and summary prospectus (as those terms are defined in Rule 498 of the Securities Exchange Act of 1933), and/or statement of additional information (the statutory prospectus, statement of additional information and, if applicable, the summary prospectus shall be referred to collectively herein as the “current prospectus”) that the Fund (a) allows purchases of Eligible Shares at net asset value by clients purchasing through self-directed brokerage service platforms such as the Platforms; and (b) allows redemptions of Eligible Shares by clients of the Platforms without a contingent deferred sales charge.

3.       If, after the effective date of this Agreement, you create a Fund class that is available to self-directed brokerage service platforms, that has a lower expense ratio, you agree to notify us of such share class, and to discuss in good faith whether such share class would be appropriate for the Platforms.

4.        You agree to pay to us the fee at the rate set forth in the No-Load Fund Services Agreement (or similar Agreement) (the “FSA”) that is applicable to Merrill Edge Accounts (as defined in the FSA), in consideration of: the Funds being made available through the Platforms; Merrill Lynch’s development, operation and maintenance of the Platforms; and the servicing of clients purchasing through the Platforms (the “Platform Fee”).  The Platform Fee paid pursuant to the FSA will be the only fee payable to us for positions of Eligible Shares as set forth on Schedule SD-1 hereto held on the Platforms.  We understand and agree that we will not receive any discount, commission or other concession with respect to any Eligible Shares purchased by our clients participating in the Platforms.  We acknowledge that payments under a Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, or other payments for services that a Fund can make to us can be credited towards your payment of the Platform Fee.  In any case, you acknowledge that you are, and shall remain, obligated to pay us the full rate in the aggregate of the Platform Fee due under this Agreement, as set forth in the FSA.  For the avoidance of doubt, the parties hereto expressly agree that the compensation to be paid pursuant to this Agreement applies to all positions of Eligible Shares as set forth on Schedule SD-1 hereto held through Platform-related accounts for our clients.

5.       The then current prospectus for each of the Funds contains such disclosure with respect to fees paid and charges imposed in connection with the sale of the Fund shares as is necessary to comply with all laws, rules and regulations, including, without limitation, disclosure of all compensation of the type described in Paragraph 4 hereof as required by NASD Rule 2830(1) (or any successor rule, as applicable).  Such fees and charges will be in compliance with the rules and regulations of FINRA, including, without limitation, NASD Rule 2830 (or any successor rule, as applicable).

6.       It is understood and agreed by the parties hereto that we are acting as agent for our clients’ transactions in Eligible Shares, and not as a principal in such transactions.  We will designate transactions processed pursuant to this Agreement with an appropriate National Securities Clearing Corporation processing code to reflect the terms of this Agreement.

7.       You acknowledge your understanding that we may charge our clients purchasing and/or redeeming through the Platforms transaction fees for purchases and sales of Eligible Shares.  Any such transaction fees shall be disclosed by us to our clients participating in the Platforms.  In connection with explaining the fees and expenses of the Platforms, we shall be entitled to describe to our clients or prospective clients the option of purchasing Eligible Shares through such Platforms at “no-load” (to the extent allowable under NASD Rule 2830(d)(4) (or any successor rule, as applicable)) or at “net asset value.”

8.       You acknowledge and agree that we do not provide personalized investment advice or recommendations to clients in connection with any transactions or strategies involving securities (such as the Funds) available through their self-directed investing account(s) on the Platforms, nor do we make recommendations regarding Funds or other securities made available through the Platforms.  You further acknowledge that we do not undertake any obligation under this Agreement to conduct any promotional activities on behalf of any Fund.

9.       We acknowledge that you are not endorsing, recommending or otherwise involved in providing any platform or service of ours, including but not limited to the Platforms, and that you are merely making the Eligible Shares available to our clients through the Platforms.  We acknowledge and agree that we are solely responsible for the Platforms.  You agree not to make any representation about the Platforms without our prior written consent.

10.     This Agreement is not exclusive and may be terminated by either party upon thirty (30) days’ prior written notice to the other party; provided, however, that it shall terminate automatically upon termination of the applicable Primary Agreement between us.  The termination of this Agreement, and of the Primary Agreement, shall not terminate your obligation to pay the Platform Fee pursuant to Paragraph 4 hereof.  The Platform Fee shall continue to be paid for any and all Fund positions remaining on the Platforms for so long as those Fund positions continue to be serviced through the Platforms.

11.     This Agreement may be amended only by a written instrument signed by both parties; provided, however, that we may amend this Agreement unilaterally, at any time and from time to time to: (a) add share classes of mutual funds and/or mutual funds to Schedule SD-1 (as requested or approved by you) or remove Funds or Eligible Shares from Schedule SD-1 (with notice to you), which amended Schedule SD-1 shall be evidenced solely upon our or our affiliates’ books and records, and this Agreement shall be binding with respect to Eligible Shares of mutual funds added to Schedule SD-1 upon the first purchase by a client of ours through the Platforms of any Eligible Shares of such additional Funds; and (b) add additional Platforms to Schedule SD-2 by notifying you of the name(s) of the additional Platforms to which this Agreement shall apply.  Each of the Schedules referenced herein are incorporated by such reference into this Agreement and made a part hereof.

12.     Our failure or delay to enforce at any time any of the provisions of this Agreement, or to exercise any option which is herein provided, or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions of this Agreement.

13.    The validity of this Agreement, the construction and enforcement of its terms, and interpretation of the rights and duties of the parties shall be governed by the laws of the State of New York without giving effect to provisions relating to conflict of laws.

Remainder of page left intentionally blank.

This Agreement shall become effective as of the later of dates set forth below when executed by each of the parties hereto.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Peter D. Thatch
Peter D. Thatch
Managing Director, Managed Solutions Group — Third Party Platforms

Date:	9/4/13

Agreed and accepted:

Firm Name:	NORTHERN LIGHTS DISTRIBUTORS, LLC

By:	/s/ Brian Nielsen

Print Name:	Brian Nielsen

Title:	CEO

Address:	17605 Wright Street
Omaha, NE 68130

Date:	August 22, 2013

SCHEDULE SD-1

LIST OF PARTICIPATING FUNDS AND ELIGIBLE SHARES

July 2013

Fund Name	Share Class	Symbol	CUSIP
Tributary Short-Intermediate Bond Fund	Institutional	FOSIX	320269830

Tributary Income Fund	Institutional	FOINX	320269798

Tributary Balanced Fund	Institutional	FOBAX	320269814

Tributary Large Cap Growth Fund	Institutional	FOLCX	320269723

Tributary Growth Opportunities Fund	Institutional	FOGRX	320269772

Tributary Small Company Fund	Institutional	FOSCX	320269764

SCHEDULE SD-2

MERRILL LYNCH SELF-DIRECTED BROKERAGE SERVICE PLATFORMS

July 2013

Merrill Edge™ -Merrill Edge is the current marketing name for two Merrill Lynch distribution businesses:   (i) a self-directed brokerage service platform (also referred to as “Merrill Edge self-directed” or “MESD”); and (ii) Merrill Edge Advisory Center (“MEAC”), which offers clients team-based advice and guidance brokerage services with respect to their investments.  This Agreement is limited to transactions in Eligible Shares through the self-directed brokerage service platform (i.e., MESD).  Accordingly, sales made through MEAC are not subject to this Agreement.

MESD is designed for U.S.-based investors who choose to self-direct their investments in a Merrill Lynch self-directed investing account.  MESD clients do not receive investment advice or recommendations on transactions or strategies involving securities (including the Funds) available through their self-directed investing account(s).  Clients who utilize the MESD platform may or may not pay transaction fees.